Exhibit 99.1

Contacts: Jerri Fuller Dickseski (Media) jerri.dickseski@hii-co.com 757-380-2341 Andy Green (Investors) andy.green@hii-co.com 757-688-5572

Huntington Ingalls Industries Reports First Quarter Results; Continues Segment Operating Margin Improvement

•	Sales were $1.57 billion for the first quarter 2012

•	Segment operating margin improved to 6.4 percent from 5.0 percent in Q1 2011

•	Total operating margin was 5.1 percent, up from 5.0 percent in the same period last year

•	Diluted earnings per share was $0.67

•	Cash and cash equivalents at the end of the quarter was $551 million

NEWPORT NEWS, Va. (May 9, 2012) – Huntington Ingalls Industries (NYSE: HII) reported first quarter 2012 sales of $1.57 billion, down 6.9 percent from the same period last year, and segment operating margin of 6.4 percent, up from 5.0 percent for the same period last year. Total operating margin was 5.1 percent, up 0.1 percent from the first quarter of last year, and first quarter diluted earnings per share was $0.67, compared with $0.92 in the same period of 2011. Cash used in operating activities in the first quarter of 2012 was $329 million, an improvement of $35 million over the same period last year. New business awards for the 2012 first quarter were approximately $0.8 billion, bringing total backlog to $15.5 billion as of March 31, 2012.

“The end of the first quarter marked our one-year anniversary as an independent, publicly-traded company, and we are on track to deliver the performance targets we laid out at the time of the spin,” said Mike Petters, HII’s president and chief executive officer. “The first quarter was highlighted by our steady performance at Newport News and continued progress toward margin expansion at Ingalls, coupled with new business opportunities outside of shipbuilding such as the start-up of nuclear maintenance services support at Kesselring.”

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

First Quarter Highlights

	Three Months Ended March 31,
(In millions, except per share amounts)	2012	2011	$ Change	% Change
Sales	$1,568	$1,684	$(116)	(6.9)%
Total segment operating income[1]	101	84	17	20.2%
Segment operating margin % [1]	6.4%	5.0%		145 bps
Total operating income	80	85	(5)	(5.9)%
Operating margin %	5.1%	5.0%		5 bps
Net earnings	33	45	(12)	(26.7)%
Diluted earnings per share	$0.67	$0.92	$(0.25)	(27.1)%
Weighted average diluted shares outstanding	49.5	48.8

[1]	Non-GAAP metric. See Exhibit B for reconciliation.

First quarter consolidated sales decreased $116 million from the same period in 2011, driven by lower sales volume following the delivery of NSC-3 USCGC Stratton and LPD-22 San Diego in 2011 and lower sales volume on the CVN-71 USS Theodore Roosevelt refueling and complex overhaul (RCOH) and the SSN-774 Virginia-class submarine construction program, partially offset by higher sales on the advance construction contract for CVN-79 John F. Kennedy and the advance planning contract for the CVN-72 USS Abraham Lincoln RCOH.

Segment operating income in the quarter was $101 million, up $17 million from the same 2011 period. The increase was primarily due to performance improvements on the SSN-774 Virginia-class submarine construction program and the absence of unfavorable performance adjustments realized in the first quarter of 2011 on the LPD program and CVN-78 Gerald R. Ford. Total operating income was $80 million, down from $85 million in the same period last year. Total operating margin was 5.1 percent for the quarter, up 0.1 percent from the first quarter of 2011. The decrease in operating income was primarily driven by higher FAS/CAS adjustment in 2012.

Awards

The value of new contract awards during the three months ended March 31, 2012 was approximately $0.8 billion. Significant new awards during this period included contracts for advance procurement for construction of LPD-27 (unnamed) and NSC-6 (unnamed), as well as advance planning efforts for the CVN-72 USS Abraham Lincoln RCOH.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Operating Segment Results

Ingalls Shipbuilding

	Three Months Ended March 31,
($ in millions)	2012	2011	$ Change	% Change
Sales	$692	$761	$(69)	(9.1)%
Operating income	20	17	3	17.6%
Operating margin %	2.9%	2.2%		66 bps

Ingalls revenues for the first quarter decreased $69 million from the same period in 2011, driven by lower sales in the National Security Cutter (NSC) and Amphibious Assault Ships programs. The decrease in the NSC program sales was primarily the result of the delivery of NSC-3 USCGC Stratton in 2011. The decrease in Amphibious Assault Ships sales was primarily due to lower sales volume on the LPD program following the delivery of LPD-22 San Diego in 2011.

Ingalls operating income for the first quarter was $20 million compared with $17 million in the same period in 2011. The increase was primarily the result of the absence of unfavorable performance adjustments realized in 2011 on LPD-22 San Diego. Ingalls operating margin was 2.9 percent for the quarter, up from 2.2 percent in the same quarter of 2011.

Key Ingalls program milestones for the quarter:

•	LPD-22 San Diego sailed away from Pascagoula en route to her commissioning site in San Diego

•	Awarded $70 million additional advance procurement work for LPD-27 (unnamed)

•	Awarded $76 million advance procurement contract for NSC-6 (unnamed)

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Newport News Shipbuilding

	Three Months Ended March 31,
($ in millions)	2012	2011	$ Change	% Change
Sales	$895	$940	$(45)	(4.8)%
Operating income	81	67	14	20.9%
Operating margin %	9.1%	7.1%		192 bps

Newport News revenues for the first quarter decreased $45 million, or 4.8 percent, from the first quarter 2011, primarily driven by lower sales volume on the CVN-71 USS Theodore Roosevelt RCOH and the SSN-774 Virginia-class submarine construction program, partially offset by higher sales volume on the advance construction contract for CVN-79 John F. Kennedy and the advance planning contract for the CVN-72 USS Abraham Lincoln RCOH.

Newport News operating income for the first quarter was $81 million compared with $67 million in the same period in 2011. The increase was due primarily to the impact of performance improvements on the SSN-774 Virginia-class submarine construction program in 2012, and the absence of unfavorable performance adjustments realized on CVN-78 Gerald R. Ford in 2011. Newport News operating margin was 9.1 percent for the quarter, compared with 7.1 percent in the same quarter of 2011.

Key Newport News program milestones for the quarter:

•	Reached 75 percent structural completion of CVN-78 Gerald R. Ford

•	Awarded $383 million of planning work for the CVN-72 USS Abraham Lincoln RCOH

•	Assumed maintenance responsibilities at Kesselring, the Navy’s nuclear propulsion facility in upstate New York

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

The Company

Huntington Ingalls Industries (HII) designs, builds and maintains nuclear and non-nuclear ships for the U.S. Navy and Coast Guard and provides after-market services for military ships around the globe. For more than a century, HII has built more ships in more ship classes than any other U.S. naval shipbuilder. Employing nearly 38,000 in Virginia, Mississippi, Louisiana and California, its primary business divisions are Newport News Shipbuilding and Ingalls Shipbuilding. For more information, please visit www.huntingtoningalls.com.

Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. EDT on May 9. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com.

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to obtain new contracts, estimate our costs and perform effectively; risks related to our spin-off from Northrop Grumman (including our increased costs and leverage); our ability to realize the expected benefits from consolidation of our Ingalls facilities; natural disasters; adverse economic conditions in the United States and globally; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligations to update any forward-looking statements.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Exhibit A: Financial Statements

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended March 31
(in millions, except per share amounts)	2012	2011
Sales and service revenues
Product sales	$1,353	$1,466
Service revenues	215	218

Total sales and service revenues	1,568	1,684

Cost of sales and service revenues
Cost of product sales	1,152	1,253
Cost of service revenues	186	197
General and administrative expenses	150	149

Operating income (loss)	80	85
Other income (expense)
Interest expense	(30)	(15)

Earnings (loss) before income taxes	50	70
Federal income taxes	17	25

Net earnings (loss)	$33	$45

Basic earnings (loss) per share	$0.67	$0.92
Weighted-average common shares outstanding	49.0	48.8

Diluted earnings (loss) per share	$0.67	$0.92
Weighted-average diluted shares outstanding	49.5	48.8

Net earnings (loss) from above	$33	$45
Other comprehensive income (loss)
Change in unamortized benefit plan costs	24	28
Tax benefit (expense) on change in unamortized benefit plan costs	(9)	(11)

Other comprehensive income (loss), net of tax	15	17

Comprehensive income (loss)	$48	$62

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

($ in millions)	March 31 2012	December 31 2011
Assets
Current Assets
Cash and cash equivalents	$551	$915
Accounts receivable, net	954	711
Inventoried costs, net	384	380
Deferred income taxes	235	232
Prepaid expenses and other current assets	32	30

Total current assets	2,156	2,268

Property, plant, and equipment, net	2,005	2,033

Other Assets
Goodwill	844	844
Other purchased intangibles, net of accumulated amortization of $377 in 2012 and $372 in 2011	562	567
Pension plan assets	64	64
Debt issuance costs, net	46	48
Long-term deferred tax asset	99	128
Miscellaneous other assets	48	49

Total other assets	1,663	1,700

Total assets	$5,824	$6,001

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited) – CONTINUED

($ in millions, except share amounts)	March 31 2012	December 31 2011
Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable	293	380
Current portion of long-term debt	29	29
Current portion of workers’ compensation liabilities	201	201
Current portion of postretirement plan liabilities	172	172
Accrued employees’ compensation	189	221
Advance payments and billings in excess of costs incurred	118	101
Provision for contract losses	12	19
Other current liabilities	238	249

Total current liabilities	1,252	1,372

Long-term debt	1,822	1,830
Other postretirement plan liabilities	586	581
Pension plan liabilities	833	936
Workers’ compensation liabilities	362	361
Other long-term liabilities	51	49

Total liabilities	4,906	5,129

Commitments and Contingencies	—	—
Stockholders’ Equity
Common stock, $.01 par value; 150,000,000 shares authorized; 49,445,957 issued and outstanding as of March 31, 2012; 48,821,563 issued and outstanding as of December 31, 2011	0	0
Additional paid-in capital	1,860	1,862
Retained earnings (deficit)	(108)	(141)
Accumulated other comprehensive income (loss)	(834)	(849)

Total stockholders’ equity	918	872

Total liabilities and stockholders’ equity	$5,824	$6,001

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31
($ in millions)	2012	2011
Operating Activities
Net earnings (loss)	$33	$45
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	42	40
Amortization of purchased intangibles	5	5
Amortization of debt issuance costs	2	0
Stock-based compensation	8	4
Change in
Accounts receivable	(243)	(168)
Inventoried costs	5	(110)
Prepaid expenses and other assets	2	(38)
Accounts payable and accruals	(125)	(131)
Deferred income taxes	17	(33)
Retiree benefits	(75)	31
Other non-cash transactions, net	0	(9)

Net cash provided by (used in) operating activities	(329)	(364)

Investing Activities
Additions to property, plant, and equipment	(27)	(63)

Net cash provided by (used in) investing activities	(27)	(63)

Financing Activities
Proceeds from issuance of long-term debt	0	1,775
Repayment of long-term debt	(8)	0
Debt issuance costs	0	(50)
Repayment of notes payable to former parent and accrued interest	0	(954)
Dividend to former parent in connection with spin-off	0	(1,429)
Net transfers from (to) former parent	0	1,310

Net cash provided by (used in) financing activities	(8)	652

Change in cash and cash equivalents	(364)	225
Cash and cash equivalents, beginning of period	915	0

Cash and cash equivalents, end of period	$551	$225

Supplemental Cash Flow Disclosure
Cash paid for income taxes	$4	$0
Cash paid for interest	$47	$0

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Exhibit B: Reconciliations

We make reference to “segment operating income.” Segment operating income is defined as operating income before FAS/CAS adjustment and deferred state income taxes.

Segment operating income is one of the key metrics we use to evaluate operating performance because it excludes items that do not affect segment performance. Therefore, we believe it is appropriate to disclose these measures to help investors analyze our operating performance. However, these measures are not measures of financial performance under GAAP and may not be defined or calculated by other companies in the same manner.

Reconciliation of Segment Operating Income

	Three Months Ended March 31,
$ in millions	2012	2011
Sales and Service Revenues
Ingalls	$692	$761
Newport News	895	$940
Intersegment eliminations	(19)	(17)

Total sales and service revenues	$1,568	$1,684

Operating Income (Loss)
Ingalls	$20	$17
As a percentage of sales	2.9%	2.2%
Newport News	81	67
As a percentage of sales	9.1%	7.1%

Total Segment Operating Income (Loss)	101	84
As a percentage of sales	6.4%	5.0%
Non-segment factors affecting operating income
Net pension and post-retirement benefits adjustment	(17)	(4)
Deferred state income taxes	(4)	5

Total operating income (loss)	$80	$85

Interest expense	(30)	(15)
Federal income taxes	(17)	(25)

Total net earnings (loss)	$33	$45

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com